Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of July 14, 2021, by, between and among Dr. Eric Dusseux, an individual resident in France (“Dr. Dusseux”), Bionik Laboratories Inc., a corporation incorporated under the laws of Canada (“Bionik Canada”), and Bionik Laboratories Corp., a corporation incorporated under the laws of the state of Delaware (“Bionik USA”) (Bionik Canada and Bionik USA are collectively referred to as “Bionik”).

WHEREAS, Dr. Dusseux and Bionik Canada entered into an Employment Agreement dated September 1, 2017, as amended pursuant to that Amendment #1 to Employment Agreement dated November 18, 2019 (as amended, the “Employment Agreement”), through which, among other things, Dr. Dusseux served as the Chief Executive Officer of Bionik Canada; and

WHEREAS, Dr. Dusseux also served as the Chief Executive Officer and/or President of Bionik USA and all other direct and indirect subsidiaries of Bionik USA; and

WHEREAS, Bionik USA is the indirect parent company of Bionik Canada, was a signatory to the Employment Agreement, and agreed to be liable for all obligations of Bionik Canada under the Employment Agreement; and

WHEREAS, on or about July 17, 2017, Dr. Dusseux was appointed to serve on the Board of Directors of Bionik USA, and has served as a Board Member continuously since that date; and

WHEREAS, Bionik has a number of other subsidiaries, affiliates or joint venture relationships (collectively, “Bionik Affiliates”) and Dr. Dusseux may have held positions (including officer and/or director positions) with such Bionik Affiliates; and

WHEREAS Dr. Dusseux desires to amicably end his relationship with Bionik and Bionik Affiliates, and Bionik and Bionik Affiliates desire to amicably end their relationship with Dr. Dusseux.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the receipt and adequacy of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as set forth below.

1.Resignation from Employment. Dr. Dusseux agrees to resign as Chief Executive Officer of Bionik, and agrees to resign from any and all other employment and officer positions with Bionik and any and all other Bionik Affiliates, effective July 14, 2021.

2.Resignation from the Board. Dr. Dusseux agrees to resign as a member of the Board of Directors (or equivalent governing body) of Bionik and all Bionik Affiliates, effective July 14, 2021.

3.Press Release. Bionik will issue the press release in substantially the form attached hereto as Attachment A.

4.Payment Through Resignation Date. Bionik will pay Dr. Dusseux his base salary through July 15, 2021 plus the cash value of unused but accrued PTO of CND$35,096. Payment shall be made on or promptly after July 15, 2021. Dr. Dusseux’s eligibility for any benefits will cease as of his Resignation Date, including without limitation, any Short Term and Long Term Disability programs and any life insurance plan. Dr. Dusseux is responsible for the payment of any corporate credit card late fees or any business expenses that Bionik has not approved and processed for payment on or before his Resignation Date.

5.Expense Reimbursement.

a.Amounts submitted. The parties acknowledge that Bionik has reimbursed Dr. Dusseux for those business expenses he has previously submitted.

b.Amounts through the end of employment. Bionik agrees to reimburse Dr. Dusseux EUR€350.30 for those business-related expenses he incurred through his last day of employment, but for which he has not yet submitted for reimbursement. Dr. Dusseux agrees to submit documentation for these expenses by August 15, 2021, following his receipt of corresponding invoices.

c.Tax preparation for fiscal year 2022. As provided in section 2.7(c) of the Employment Agreement, Bionik agrees to pay Dr. Dusseux the aggregate gross sum of CAN$6,000 which constitutes a good faith estimate of tax preparation fees and expenses for fiscal year 2022 (for services to be performed by Bionik’s tax accountant MNP or another company) for the country or countries in which Dr. Dusseux may be required to file such a return.

d. Tax preparation for fiscal year 2021. Bionik also agrees to pay MNP LLP any balance due on the MNP invoices related to Dr. Dusseux’s tax preparation fees and expenses for fiscal year 2021. The invoices include the following:

•	Invoice #9708246, dated March 31, 2021, in the amount of CAN$5,695.20
•	Invoice #9921879, dated June 30, 2021, in the amount of CAN$2,669.62
•	Accumulated Service Charge in the amount of CAN$260.15 and other services, as reflected on MNP’s statements of account.

e.Payment Dates. Payment of the amounts referred to in paragraphs 5(b), 5(c), and 5(d) and shall be made on or before August 30, 2021.

6.Payment Under Credit Assignment Agreement. As required by section 4(ii)(6) of the Credit Assignment Agreement between RGD Investissements and Dr. Dusseux, dated March 26, 2021 (“Credit Assignment Agreement”), RGD Investissements, through its President Rémi Gaston-Dreyfus, is required to pay, and agrees to pay, Dr. Dusseux the amount of USD$138,618.50 which reflects the remaining amounts due under that agreement and which, under the terms of the agreement, are immediately payable to Dr. Dusseux on his last day as Chief Executive Officer. RGD Investissements shall make such payment on or promptly after July 14, 2021. Nothing in this Agreement shall alter, modify or reduce RGD Investissements’ or Dr. Dusseux’s obligations under the Credit Assignment Agreement.

7.Stock options. The Company warrants, represents and agrees that (1) Dr. Dusseux holds options to purchase shares of Bionik USA stock pursuant to stock options issued by Bionik described on Attachment B (collectively, the “Options” and each individual grant, an “Option”); (2) certain material terms of the Options are accurately described on Attachment B; and (3) except as provided in paragraphs a and b below, the Options are and shall continue to be subject to the terms and conditions of (i) that certain Drywave Technologies, Inc. 2014 Equity Incentive Plan (the “Incentive Plan”), attached hereto as Attachment C (with respect to the Options granted on January 24, 2018, April 20, 2018 and May 31, 2019), (ii) that certain Equity Compensation Agreement dated September 1, 2017, between Bionik USA and Dr. Dusseux, attached hereto as Exhibit D (with respect to the Option granted on September 1, 2017) and (iii) that certain Equity Compensation Agreement dated October 15, 2019 but effective as of July 26, 2019, between Bionik USA and Dr. Dusseux, attached hereto as Exhibit E (with respect to the Option granted on July 26, 2019).

a.Upon the date hereof, all Unexercisable Options reflected on Attachment B will expire immediately and Dr. Dusseux shall no longer have any rights to exercise any such Unexercisable Options.

b.The Option described on Attachment B as granted on May 31, 2019 shall be exercisable until July 26, 2026.

For the avoidance of doubt, (i) the Option described on Attachment B as granted pursuant to the Equity Compensation Agreement dated September 1, 2017 and which are designated as “Exercisable” shall be exercisable until September 1, 2027 and (ii) the Option described on Attachment B as granted pursuant to the Equity Compensation Agreement dated October 15, 2019 but effective as of July 26, 2019 and which are designated as “Exercisable” shall be exercisable until July 26, 2026.

The Options granted on January 24, 2018, April 20, 2018, and May 31, 2019 may be exercised by Dr. Dusseux (i) in accordance with the terms and conditions of the Incentive Plan or, if there be no exercise mechanism or procedure therein (ii) by sending a written notice of exercise, together with a check for the applicable exercise price or notice of another methodology for paying the exercise price approved by Bionik USA, by certified mail to the CFO of Bionik USA at Bionik USA’s headquarters.

Except as set forth in this Agreement, the Options described on Attachment B shall remain in accordance with their respective terms, and any revisions or amendments to the terms of any of the Options specifically described in this paragraph 7 and/or Attachment B shall be deemed an amendment to the definitive document(s) (if any) representing such Options. To the extent not attached to this Agreement, Bionik, upon locating such documents, shall provide to Dr. Dusseux copies of any Options, Option Grants, Equity Compensation Agreements, or other documents which constitute the original terms of any of the Options (i.e., prior to the revisions and amendment made by this paragraph 7 and Attachment B).

8.Mutual General Releases.

a.General Release of Dr. Dusseux by Bionik. Bionik Laboratories Inc., Bionik Laboratories Corp., and Bionik Affiliates for themselves, and their parents, subsidiaries,

affiliates, predecessors, successors, and assigns, and each of their respective affiliates, officers, directors, shareholders, members, principals, trustees, joint venturers, partners, representatives, agents and assigns (all of whom are hereinafter individually and collectively referred to in this paragraph as “Bionik Releasors”), do hereby release, remise and forever discharge Dr. Dusseux and his heirs, executors, administrators, agents, representatives and assigns, and anyone acting by, through or under them (all of whom are hereinafter individually and collectively referred to in this paragraph as “Dusseux Releasees”) of and from any and all statutory, common law, contractual and/or other claims, demands, causes of action, actions, rights, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, liquidated damages, punitive damages, and liability of any nature whatsoever, in law or in equity or otherwise (whether under U.S. federal law, U.S. state law, local law, Canadian law, Canadian provincial law, French law, and/or the law of any other country or jurisdiction) which the Bionik Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of the world to the Effective Date of this Agreement. Notwithstanding anything contained in this paragraph 8(a) which may be construed to the contrary, this general release shall not apply to, shall not release and is not intended to release: (i) Dr. Dusseux’ rights and benefits, or Bionik’s obligations, under this Agreement, (ii) any claims for breach of this Agreement, and/or (iii) Dr. Dusseux’s rights or entitlement to defense and/or indemnification which Dr. Dusseux may have under the Employment Agreement, under the Certificate of Incorporation or By-Laws of Bionik or Bionik Affiliates, under any other corporate document or policy, under any Director and Officer insurance policy that the Bionik or Bionik Affiliates may have in effect, or otherwise to the fullest extent as provided by statute or law. The Bionik Releasors further agree, represent and warrant that they have not commenced any complaint or application, and undertake not to commence any complaint or application, against Dr. Dusseux or the Dusseux Releasees in connection with Dr. Dusseux’ employment with, his Board or other service to and/or his relationship with Bionik Affiliates.

b.General Release of Bionik by Dr. Dusseux. Dr. Eric Dusseux, for himself and his heirs, executors, administrators, agents, representatives and assigns (all of whom are hereinafter individually and collectively referred to in this paragraph as “Dusseux Releasors”), do hereby release, remise and forever discharge, Bionik Laboratories Inc., Bionik Laboratories Corp., and Bionik Affiliates, all of their current and former parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of their respective affiliates, officers, directors, shareholders, members, principals, trustees, owners, investors, joint venturers, partners, insurers, attorneys, employees, representatives, agents and assigns, and anyone acting by, through or under them (all of whom are hereinafter individually and collectively referred to in this paragraph as “Bionik Releasees”) of and from any and all statutory, common law, contractual and/or other claims, demands, causes of action, actions, rights, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, liquidated damages, punitive damages, and liability of any nature whatsoever, in law or in equity or otherwise (whether under U.S. federal law, U.S. state law, local law, Canadian law, Canadian provincial law, French law and/or the law of any other country or jurisdiction), which the Dusseux Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of the world to the Effective Date of this Agreement, including, but not limited to, any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released and any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. Other than the payments referenced in paragraphs 4, 5, 6 and 7 of this Agreement, there are no other sums or benefits payable or owing to Dr. Dusseux by the Bionik Releasees, including, but not limited to any of compensation or expenses referenced in Article 2 of the Employment Agreement or any payments referenced in Article 5, including, without limitation, Section 5.4 of the Employment Agreement. In addition, Dr. Dusseux agrees that there will be no reinstatement or re-employment with the Bionik Releasees and agrees not to bring any claim based upon the failure or refusal of any of the Bionik Releasees to employ Dr. Dusseux hereafter. Notwithstanding anything contained in this paragraph 8(b) which may be construed to the contrary, this general release shall not apply to, shall not release and is not intended to release: (i) Bionik’s rights and benefits, or Dr. Dusseux’s obligations, under this Agreement or the sections of the Employment Agreement referred to in Section 10 below, including, without limitation the Restrictive Covenants contained therein, or (ii) any claims for breach of this Agreement.

It is further agreed that the Dusseux Releasors shall not make any claims (including any cross-claims, counter-claims, third party claims, actions or applications) or take any proceedings against any person or corporation who might claim contribution or indemnity against the Bionik Releasees.

The Dusseux Releasors further covenant and agree to save harmless and indemnify the Bionik Releasees from and against any and all claims, charges, taxes, penalties or demands which may be made by the Canada Revenue Agency requiring the Bionik Releasees to pay income tax, charges, taxes or penalties under the Income Tax Act (Canada) in respect of income tax payable by the Dusseux Releasors in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Bionik Releasees in respect of the Dusseux Releasors.

The Dusseux Releasors further confirm that they have received, or though this Agreement will receive, all payments and amounts owing to him under the applicable employment standards legislation and that the payments made to him herein constitute a greater benefit and are in full and final satisfaction of any further entitlements he may have pursuant to the applicable employment standards legislation.

The Dusseux Releasors further agree that Dr. Dusseux has not been subjected to any form of discrimination whatsoever and hereby represents and warrants that he has not commenced any complaint or application, and undertake not to commence any complaint or application, under the applicable human rights legislation.

9.Confidentiality and Return of Property. Dr. Dusseux and Bionik and Bionik Affiliates agree to keep the terms of this Agreement confidential, and agree not to disclose this Agreement or its terms, except and to the limited extent required by applicable law. Notwithstanding the above, the parties may disclose the terms and conditions of this Agreement to their attorney(s) and accountant(s), and additionally Dr. Dusseux may disclose the terms and conditions of this Agreement to his immediate family, in each such case, provided that they also keep this Agreement and its terms and conditions confidential.

Dr. Dusseux acknowledges that through Dr. Dusseux’s employment with Bionik, Dr. Dusseux may have acquired and had access to the Bionik Releasees’ confidential and proprietary business information and trade secrets. Dr. Dusseux agrees that Bionik may prevent the use or disclosure of the Bionik Releasees’ confidential business information and proprietary business information and trade secrets and acknowledges that Bionik has taken all reasonable steps necessary to protect the secrecy of the information. “Confidential Business Information” shall include any data or information that is valuable to the Bionik Releasees and not generally known to competitors of the Bionik Releasees or other outsiders, regardless of whether the Confidential Business Information is in printed, written or electronic form, retained in Dr. Dusseux’s memory or compiled or created by Dr. Dusseux. This includes, but is not limited to: technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, or customer information or data, trade secrets, or other information similar to the foregoing. Dr. Dusseux agrees that Dr. Dusseux has not and in the future will not use or disclose to any third party Confidential Business Information, unless compelled by law and after notice to Bionik, and further represents to Bionik that Dr. Dusseux will turn over to Bionik all of the Bionik property that was or is within Dr. Dusseux’s possession, custody or control including, without limitation, all documents, disks, or any other item or source containing Confidential Business Information. Dr. Dusseux agrees and represents that Dr. Dusseux will not remove or destroy and has not removed or destroyed any confidential information either during Dr. Dusseux’s employment or at any time thereafter.

Dr. Dusseux is advised that pursuant to the Defend Trade Secrets Act (the “DTSA”) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Dr. Dusseux understands that in the event disclosure of Bionik trade secrets was not done in good faith pursuant to the above, Dr. Dusseux may be subject to substantial damages under the DTSA, including punitive damages and attorneys’ fees.

10.Restrictive Covenants in the Employment Agreement. Dr. Dusseux agrees to comply with the restrictive covenants set forth in Article 3 of the Employment Agreement including, without limitation, the Confidential Information (3.1), Intellectual Property, Inventions and Patents (3.2), Non-Solicitation of Employees (3.3), Non-Solicitation of Customers and Suppliers (3.4), and Non-Competition (3.5). Employee acknowledges that the restrictions contained in that Section extend to and expressly prohibit conduct via Social Media that would violate that Section.

11.Non-Disparagement.

a.Dr. Dusseux agrees that Dr. Dusseux will not disclose to the public or any person, any false or misleading information, or any information that reflects negatively upon or otherwise disparages Bionik or Bionik Affiliates (including the officers, directors and employees of such companies) or which is intended to harm the reputation of Bionik or Bionik Affiliates including, but not limited to, any statements that disparage any product, service, capability or any other aspect of the business of the Bionik or Bionik Affiliates, including via Social Media. This Section 11(a) does not, in any way, restrict or impede Dr. Dusseux from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, or in the case of and to the extent in relation to legal proceedings against the other; provided that such exercise of rights or compliance does not exceed that required by the law, regulation, order or legal proceeding.

b. Bionik and Bionik Affiliates agree that (i) they will not through statements, press releases or regulatory filings, and (ii) their respective executive officers, directors and senior management will not, disclose to the public or any person, any false or misleading information, or any information that reflects negatively upon or otherwise disparages Dr. Dusseux or which is intended to harm the reputation of Dr. Dusseux including, but not limited to, any statements that disparage any product, service, capability or any other aspect of Dr. Dusseux’s business, capabilities, performance or management style, including via Social Media. This Section 11(b) does not, in any way, restrict or impede Bionik or the Bionik Affiliates from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, or in the case of and to the extent in relation to legal proceedings against the other; provided that such exercise of rights or compliance does not exceed that required by the law, regulation, order or legal proceeding.

12.Cooperation. Dr. Dusseux agrees to reasonably cooperate with the Bionik or Bionik Affiliates in connection with the transition of any business matters and with respect to any litigation or regulatory matters in which Dr. Dusseux may have relevant knowledge or information. This reasonable cooperation shall include, without limitation, the following: (a) to meet and confer, at a time mutually convenient to Dr. Dusseux and the Company, with Company’s designated in-house or outside attorneys pertaining to any claim or litigation matter, including without limitation for trial preparation purposes, answering questions, explaining factual situations, preparing to testify; (b) to appear for deposition or trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (c) to give truthful sworn statements to the Company’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt the Company’s attorneys as Dr. Dusseux’s own attorneys (provided that there is no conflict of interest that would disqualify the attorneys from representing Dr. Dusseux). Bionik and/or Bionik Affiliates agree to pay Dr. Dusseux his reasonable expenses at an appropriate and reasonable rate for his time and required travel.

13.Older Workers Benefit Protection Act. In conformity with the Older Workers Benefit Protection Act (the “OWBPA”), Dr. Dusseux acknowledges the following: (i) that this Agreement is written in a manner calculated to be understood by Dr. Dusseux; (ii) that this Agreement represents Dr. Dusseux’s knowing and voluntary waiver and release of any and all claims that Dr. Dusseux might have including, but not limited to, any claims arising under the ADEA; (iii) that Dr. Dusseux has not waived any claim under the ADEA that may arise after the date of this Agreement; (iv) that the consideration that Dr. Dusseux will receive in exchange for this Agreement are something of value to which Dr. Dusseux is not already entitled; (v) that Dr. Dusseux is hereby being advised to consult with an attorney prior to executing this Agreement; (vi) that Dr. Dusseux was provided 21 days to consider this Agreement; (vii) that any changes to this Agreement, whether material or immaterial, will not restart that 21-day period; and (viii) if and to the extent required under applicable law, that Dr. Dusseux has 7 days following Dr. Dusseux’s execution of this Agreement in which to revoke it by written notice of revocation that must be delivered to and received by Bionik’s counsel, no later than 5:00 p.m. EST on the seventh day after Dr. Dusseux has signed this Agreement. If and to the extent required under applicable law, this Agreement will not become effective and enforceable until the eighth day after Dr. Dusseux’s signature (if not revoked pursuant to the terms of this paragraph).

14.Indemnification. Dr. Dusseux shall have all rights or entitlement to defense and/or indemnification which Dr. Dusseux may have under the Employment Agreement, under the Certificate of Incorporation or By-Laws of Bionik or Bionik Affiliates, under any other corporate document or policy, under any Director and Officer insurance policy that the Bionik or Bionik Affiliates may have in effect, or otherwise to the fullest extent as provided by statute or law.

15.Miscellaneous.

a.No Admission: This Agreement is not, and shall not be construed to be, an admission of liability, culpability or any other legal conclusion.

b.Governing Law: This Agreement shall be interpreted, enforced and governed under the laws of the State of Delaware.

c.Construction: If any provision of this Agreement is declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions of the Agreement shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

d.Entire Agreement: This Agreement constitutes the entire understanding between the parties regarding the issues addressed herein. There are no representations, oral or written, which are not set forth in this Agreement upon which any party relied in signing this Settlement Agreement.

e.Effective Date: This Settlement Agreement shall become effective on the date that this Settlement Agreement is fully executed (the “Effective Date”).

f.Headings. The headings contained in this Settlement Agreement are inserted for convenience of reference only, and shall not be deemed to be a part of this Agreement.

g.Counterparts. This Agreement may be signed in two or more counterparts, which counterparts when taken together shall constitute a single integrated agreement. Scanned electronic signatures are authorized.

BIONIK LABORATORIES INC.		BIONIK LABORATORIES CORP.
By:	/s/ Rich Russo Jr.	By:	/s/ Rich Russo Jr.
Title:	Rich Russo Jr., CFO	Title:	Rich Russo Jr., CFO

/s/ Eric Dusseux
Eric Dusseux

ATTACHMENT A

Bionik Laboratories announces resignation of CEO, names Interim CEO

TORONTO & BOSTON-July [__], 2021-Bionik Laboratories Corp., a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today has announced that Chief Executive Officer and Board Member Dr. Eric Dusseux has resigned as Chief Executive and stepped down from the board, to pursue an opportunity outside the rehabilitation robotic device industry. The resignation is effective as of July 14, 2021. Rich Russo Jr., Bionik’s current Chief Financial Officer, will assume the role of Interim CEO. The Board has begun a search for Dr. Dusseux’s successor.

“This was a difficult decision that I reached after much reflection. It has been a privilege working as CEO, shoulder-to-shoulder with the best team in the business since September 2017. I am proud of all we have accomplished together to serve our patients and clients. I want to thank the team and the Board of Directors for their support,” said Dr. Dusseux.

André Auberton-Herve, Chairman of the Board, said, “On behalf of the Board, we thank Eric for his service and many accomplishments during his tenure as CEO, particularly during the COVID-19 pandemic. The company has made great strategic, commercial and operational progress under Eric’s leadership. We wish Eric the very best.”

“Eric has assembled a talented and highly capable leadership team, including Rich Russo who will step in as Interim CEO,” Auberton added. “This will ensure continuity while we conduct a search for a permanent replacement.”

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and two products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate,"

“possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products, (v) the Company’s search for a permanent CEO and (vi) the assumptions underlying or relating to any statement described in points (i), (ii), (iii), (iv) or (v) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

ATTACHMENT B

ERIC DUSSEUX OPTIONS

Date of Option Grant	Total Number of Options	Exercisable	Unexercisable[1]	Exercise Price Per Share	Expiration Date	Deadline for Eric Dusseux to Exercise Vested (Exercisable) Options Pursuant to and Following Execution of the Separation Agreement

September 1, 2017	40,718	27,145	13,573	$24.15	September 1, 2027	September 1, 2027
January 24, 2018	3,333	3,333	-	$23.25

January 24, 2028

However, all vested and unvested options will immediately terminate and cease to be exercisable upon a termination for cause. In the event of a termination without cause, all options will terminate 90 days after the date on which service is terminated, but in any event no later than the option expiration date.

						October 14, 2021
April 20, 2018	40,000	40,000	-	$9.735	April 20, 2028	October 14, 2021

[1]	All Unexercisable Options will terminate on the date of this Agreement and shall not be exercisable at any time.

					90 days after the date on which service is terminated, but in any event no later than the option expiration date.

However, all vested and unvested options will immediately terminate and cease to be exercisable upon a termination for cause. In the event of a termination without cause, all options will terminate 90 days after the date on which service is terminated, but in any event no later than the option expiration date.

May 31, 2019	110,855	110,855	-	$3.16	May 31, 2026[2]	July 26, 2026
July 26, 2019 (dated October 15, 2019)	115,759	77,173	38,586	$3.59	July 26, 2026	July 26, 2026

[2]	The May 31, 2026 expiration date will be extended to July 26, 2026.

ATTACHMENT C

[2014 EQUITY INCENTIVE PLAN]

ATTACHMENT D

[SEPTEMBER 1, 2017 EQUITY COMPENSATION AGREEMENT]

ATTACHMENT E

[JULY 26, 2019 (DATED OCTOBER 15, 2019) EQUITY COMPENSATION AGREEMENT]